Exhibit 5.1

55 Hudson Yards  |  New York, NY 10001-2163

T: 212.530.5000

milbank.com

Hudson Executive Investment Corp. III

570 Lexington Avenue, 35th Floor

New York, NY 10022

, 2021

Ladies and Gentlemen:

We have acted as special counsel to Hudson Executive Investment Corp. III, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 of the Company (File No. 333- ), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (a) 57,500,000 units of the Company (the “Units”), inclusive of 7,500,000 Units which may be purchased at the option of the underwriters in certain circumstances, each such Unit consisting of (i) one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”) and (ii) one-fifth of one warrant of the Company, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share (a “Warrant”) and (b) all Class A Ordinary Shares and all Warrants issued as part of the Units as specified in the Registration Statement. The term “Units” includes any additional Units registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

In rendering the opinions expressed below, we have examined (i) the form of Amended and Restated Certificate of Incorporation filed as Exhibit 3.2 to the Registration Statement, (ii) the Bylaws of the Company filed as Exhibit 3.3 to the Registration Statement, (iii) the Registration Statement; (iv) the underwriting agreement to be entered into among the Company and the several underwriters named therein relating to sale of the Units in substantially the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”); (v) the form of the Specimen Unit Certificate to be entered into between Continental Stock Transfer & Trust Company as transfer agent and registrar of the Company (the “Transfer Agent”) and the Company and filed as Exhibit 4.1 to the Registration Statement; (vi) the Specimen Ordinary Share Certificate filed as Exhibit 4.2 to the Registration Statement; (vii) the Specimen Warrant Certificate filed as Exhibit 4.3 to the Registration Statement; (viii) the form of Warrant Agreement to be entered into between Continental Stock Transfer & Trust Company as warrant agent of the Company (the “Warrant Agent”) and the Company and filed as Exhibit 4.4 (the “Warrant Agreement”); and (ix) such corporate records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion (such agreements, certificates, records and other documents referred to in clauses (i)-(ix) above, collectively the “Transaction Documents”).

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to our opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Underwriting Agreement, and other documents as we have deemed necessary as a basis for such opinions.

For purposes of this opinion we have also assumed that except in each case to the extent specifically set forth below with respect to the Company, each other party to the Transaction Documents (as applicable) is duly organized and validly existing under the laws of the jurisdiction of its organization, each such party has full power and authority (corporate or other) to execute, deliver and perform its obligations under such Transaction Documents, such Transaction Documents have been duly authorized by all necessary action on the part of such parties, such Transaction Documents have been duly executed and delivered by such parties and such Transaction Documents are the valid, binding and enforceable obligations of such parties.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.

The Units, upon issuance by the Company against payment in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by the Transfer Agent, will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

2.

The Class A Ordinary Shares included in the Units have been duly authorized by the Company, and upon issuance by the Company against payment in accordance with the terms of the Underwriting Agreement, will be validly issued, fully-paid and non-assessable.

3.

The Warrants included in the Units, upon issuance by the Company against payment in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by the Warrant Agent, will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

The foregoing opinions are limited to matters involving the laws of the State of New York and the General Corporation Laws of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained in such Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Units and all Class A Ordinary Shares and Warrants issued as part of such Units. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,